                                 Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

James H. Weber
Senior Vice President,
Marketing and Investor Relations Officer
Tel: (440) 989-3005

Mitchell J. Fallis, CPA
Vice President and
Chief Accounting Officer
Tel: (440) 244-7145

Gregory D. Friedman, CPA
Executive Vice President,
Corporate Secretary and
Chief Financial Officer
Tel: (440) 244-7143

LNB BANCORP, INC., REPORTS FINANCIAL RESULTS
FOR THE 2003 THIRD QUARTER AND FIRST NINE MONTHS

LORAIN, OHIO-OCTOBER 21, 2003-LNB BANCORP, INC. (Nasdaq: LNBB), today announced financial results for the third quarter and nine months ended September 30, 2003.

All 2002 financial statements and related per-share amounts herein have been restated to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 147 "Acquisitions of Certain Financial Institutions" and SFAS No. 142 "Goodwill and Other Intangible Assets" as related to intangibles. Per-share amounts have also been adjusted to reflect a two-percent stock dividend on July 2, 2002, and a three-for-two stock split on March 14, 2003.

LNB Bancorp, Inc., parent financial holding company of The Lorain National Bank, reported earnings of $2,355,000, or $.36 per basic and diluted share, for the 2003 third quarter compared with $2,376,000, or $.36 per basic and diluted share, for the third quarter of 2002.

Net income for the first nine months of 2003 rose to a record $6,870,000 from $6,805,000 for the comparable 2002 period. Earnings per basic and diluted share for the first nine months of 2003 were $1.04 compared with $1.03 for the comparable period a year ago-an increase of one percent.

Net interest income decreased less than one percent during the first nine months of 2003 versus last year's comparable period. Decreases in yields on investments and loans more than offset increases in the volume of earning assets - resulting in a slight decrease in 2003 interest income. The downward repricing of interest-bearing liabilities more than offset increases in volume and contributed to a decrease in interest expense.

Non-interest income grew by eight percent in the first nine months of 2003 led by increases in gains on the sale of the bank's credit card portfolio of $820,000, gains on sales of loans of $139,000, fees and service charges of $49,000 and card-related income of $38,000. The increase in non-interest income was partially offset by decreases in Investment and Trust Services Division income of $180,000 and decreases in gains on sales of securities of $151,000 for the same period.

Gary C. Smith, LNB Bancorp President and Chief Executive Officer, stated:
"The challenge of coping with a sluggish economy, rising unemployment and historically low interest rates has not overshadowed our ability to continue the improvement in earnings. LNB Bancorp's strategies to manage risk through proven underwriting of loans and our commitment to investing in short-term securities, while emphasizing customer service, is serving our franchise well.

He continued: "Prudent management of our employee benefits plans, the inclusion of bank-owned life insurance to help fund those plans, and the emphasis on maintaining adequate loan loss reserves are aimed at positioning us for the future."

LNB Bancorp, Inc. reported record results despite higher non-interest expenses resulting from increases in salaries and employee benefits, furniture and equipment expenses and outside services, offset in part by decreases in marketing expenses.

LNB Bancorp, Inc., recorded a higher level of loan loss provision during the first nine months of 2003 versus the comparable year-ago period, attributable to the impact on credit quality caused by the weakening local economy. LNB Bancorp's allowance for loan losses has increased from 1.31 percent of gross loans outstanding at the end of last year's third quarter to 1.41 percent at September 30, 2003.

Net revenues generated during the third quarter of 2003 increased seven percent to $10,504,000, compared with $9,911,000 for the third quarter of 2002. For the first nine months of 2003, net revenues rose seven percent to $30,162,000 from $29,598,000 for the 2002 nine-month period.

The annualized return on average assets for the first nine months of 2003 was
1.25 percent compared with 2002's 1.33 percent. The annualized return on average shareholders' equity for the nine months ended September 30, 2003, was 13.52 percent compared with 14.26 percent from last year's same period.

As of September 30, 2003, LNB Bancorp, Inc., achieved growth in assets, loans, deposits, and shareholders' equity from one year ago. Consolidated assets climbed over six percent to $757.2 million, for an increase of $45.9 million from the September 30, 2002, balance of $711.4 million. LNB Bancorp, Inc. is following a strategy of moderate balance sheet growth in investments and loans supported by increased core deposits and Federal Home Loan Bank funding.

Loans rose eight percent to $540.2 million at September 30, 2003, up $38.8 million from the year-ago balance of $501.4 million. Loan growth was supported by strong commercial and consumer loan growth offset in part by a refinancing-induced decline in residential mortgage loans.

Total deposits grew one percent to $571.2 million at September 30, 2003, up $3.6 million from the $567.6 million balance at September 30, 2002. Growth in demand, savings, public fund certificates of deposit, and CheckInvest accounts was partially offset by declines in retail certificates of deposit, Market Access accounts and money market account balances.

Other borrowings increased $40.7 million to $112.6 million at September 30, 2003, or 57 percent from $72.0 million at September 30, 2002. The increase in other borrowings was attributable to increases in Federal Home Loan Bank advances of $40.1 million plus increases in repurchase agreements and Federal funds purchased totaling $.6 million.

At September 30, 2003, total shareholders' equity increased to $68.6 million, up $2.8 million or four percent from $65.8 million one year ago, increasing book value per share to $10.38 versus $9.95 at September 30, 2002. Capital ratios remained strong during the first nine months of 2003, with average equity to average assets of 9.3 percent. LNB Bancorp, Inc., and Lorain National Bank exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation (FDIC) guidelines, Lorain National Bank is categorized as "well capitalized"-the highest rating category available.

Total cash dividends declared during the nine months ended September 30, 2003, increased to $3,369,000, compared with $3,279,000 for the same period in 2002.

About LNB Bancorp, Inc.
LNB Bancorp, Inc., is a $757 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. LNB Bancorp's primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, mortgage and personal banking services, and investment and trust services. Lorain National Bank also offers long-term, fixed-rate mortgages via the secondary mortgage market. Brokerage services including stocks, bonds, mutual funds and variable-annuity investments are also offered at Lorain National Bank through Raymond James Financial Services, Inc. (member NASD/SIPC), a registered broker/dealer. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE) formed and approved in 2002, that provides qualified businesses with debt financing including commercial mortgage, construction, and commercial equipment loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain, County, Ohio. Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, a 49 percent-owned subsidiary of LNB Bancorp, Inc, offers traditional title services.

Lorain National Bank serves customers through 19 retail banking centers and 23 ATMs in Ohio's Lorain, eastern Erie, and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the "safe-harbor" provision of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp's filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.

                     --FINANCIAL HIGHLIGHTS FOLLOW--

                             LNB Bancorp, Inc.
                           FINANCIAL HIGHLIGHTS
           (In thousands, except per-share data; unaudited

                                                         PERCENT
THREE MONTHS ENDED SEPTMBER 30,   2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Net interest income            $ 7,214      $ 7,343       (2)%
Noninterest income               3,343        2,568        30%
                               ---------    ---------
  Revenue                      $10,557      $ 9,911         7%
Provision for loan losses          991          600        65%
Noninterest expenses             6,226        5,879         6%
                               ---------    ---------
  Income before income taxes   $ 3,340        3,432       (3)%
Income taxes                       985        1,056       (7)%
                               ---------    ---------
  Net income                   $ 2,355      $ 2,376       (1)%

PER SHARE DATA:
Earnings (basic and diluted)   $  0.36      $  0.36
Cash dividend declared         $  0.17      $  0.17

Weighted average shares outstanding:
Basic                          6,606,234    6,601,548
Diluted                        6,622,938    6,609,531


                                                        PERCENT
NINE MONTHS ENDED SEPTEMBER 30,   2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Net interest income            $21,648      $21,725         0%
Noninterest income               8,514        7,873         8%
                               ---------    ---------
  Revenue                      $30,162      $29,598         2%
Provision for loan losses        2,125        1,725        23%
Noninterest expenses            18,061       17,863         1%
                               ---------    ---------
  Income before income taxes   $ 9,976       10,010         0%
Income taxes                     3,106        3,205       (3)%
                               ---------    ---------
  Net income                   $ 6,870      $ 6,805         2%

FINANCIAL RATIOS:

Annualized Return on average assets           1.25%        1.33%
Annualized Return on average equity          13.52%       14.26%
Net interest margin                           4.26%        4.60%
Efficiency ratio                             61.34%       61.60%
Loan loss reserve/gross loans                 1.41%        1.31%

PER SHARE DATA:
Earnings (basic and diluted)(1)   $  1.04      $  1.03
Cash dividend declared(1)         $  0.51      $  0.50

Weighted average shares outstanding:
Basic(1)                          6,604,024    6,601,548
Diluted(1)                        6,619,979    6,606,576


                                                         PERCENT
AT SEPTEMBER 30,                  2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Total assets                   $ 757,216    $ 711,384       6%
Net loans                      $ 532,542    $ 494,892       8%
Total deposits                 $ 571,164    $ 567,598       1%
Other borrowings               $ 112,612    $  71,954      57%
Total shareholders' equity     $  68,576    $  65,823       4%
Book value per share           $   10.38    $    9.95       4%

(1)Adjusted to reflect stock splits and stock dividends